Exhibit 99.1

Intersect ENT Reports Preliminary Q4 and Year 2015 Revenue

Full Year Revenue Grew 60% Year Over Year

MENLO PARK, Calif. – January 11, 2016 – Intersect ENT, Inc. (NASDAQ: XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported preliminary revenue for the fourth quarter and year ended December 31, 2015.

•	Fourth quarter revenue of approximately $18.6 to $18.8 million, up approximately 40% over the fourth quarter of 2014

•	Full year 2015 revenue of approximately $61.4 to $61.6 million, up approximately 60% over the full year 2014

•	Over 100,000 patients treated to date

•	Sales force grew over 50%, including ending the year with 74 territory managers

Intersect ENT anticipates revenue for the fourth quarter of 2015 in the range of $18.6 to $18.8 million, compared to $13.4 million for the fourth quarter of 2014. The company anticipates revenue for the full year 2015 of approximately $61.4 to $61.6 million, compared to $38.6 million for 2014.

“Our preliminary results for the fourth quarter and year demonstrate continued adoption of PROPEL, as a growing number of clinicians have experienced the implant’s proven ability to improve surgical outcomes for chronic sinusitis patients,” said Lisa Earnhardt, president and chief executive officer. “During 2015, we achieved key clinical milestones and navigated substantial growth and development of our sales force. These investments position us to continue our growth in 2016, leveraging the unique contribution we provide to the treatment of chronic sinusitis.”

Intersect ENT continues to expect significant revenue growth in 2016 and forecasts revenue to be between $78 and $80 million.

The quarterly and annual financial numbers included in this release are prior to the completion of review and audit procedures by Intersect ENT’s external auditors and are therefore subject to adjustment. Intersect ENT expects to provide fourth quarter and full year 2015 financial results and further 2016 guidance during its fourth quarter 2015 earnings call near the end of February 2016.

Intersect ENT announced unaudited preliminary estimates in advance of the company’s presentation at J.P. Morgan Healthcare Conference, scheduled for 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, January 12, 2016. A live webcast of the presentation and the following breakout session will be available on Intersect ENT’s website. The webcasts will remain available on the website for at least a month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL® and PROPEL® mini, clinically proven to improve surgical outcomes for patients with chronic sinusitis undergoing ethmoid sinus surgery. In addition, Intersect ENT is developing new steroid releasing implants designed to provide ENT physicians with even more customized options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

Forward-Looking Statements

The preliminary unaudited statements in this press release regarding Intersect ENT’s continued growth are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties and are subject to quarter-end closing adjustments. These statements include the advancement of clinical trials and FDA approval of additional products and indications, the ability to provide solutions to improve surgical outcomes, the ability to increase sales force leverage and the outlook for 2016 revenue and clinical progress. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105, ir@intersectENT.com

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